UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

December 4, 2014

Date of Report (Date of earliest event reported)

OWENS-ILLINOIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9576	22-2781933
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Michael Owens Way Perrysburg, Ohio	43551-2999
(Address of principal executive offices)	(Zip Code)

(567) 336-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.                                OTHER EVENTS.

On December 4, 2014, Owens-Illinois, Inc. (the “Company”) announces that Owens-Illinois Group, Inc. (“OI Group”) has completed its previously announced cash tender offer to purchase any and all of Owens-Brockway Glass Container Inc.’s (“OBGC”) outstanding 3.00% Exchangeable Senior Notes due 2015 (the “Exchangeable Notes”), of which OI Group is a guarantor. OBGC is an indirect, wholly-owned subsidiary of OI Group, and OI Group is a direct, wholly-owned subsidiary of the Company.

The tender offer expired at 5:00 p.m., New York City time, on December 3, 2014 (the “Expiration Date”). Shortly after the Expiration Date, OI Group determined that, pursuant to the terms of the tender offer, $610,827,000 aggregate principal amount of the Exchangeable Notes were validly tendered and not validly withdrawn. OI Group accepted for payment all $610,827,000 aggregate principal amount of such Exchangeable Notes at a purchase price of $1,015 in cash for each $1,000 principal amount of Exchangeable Notes, plus accrued interest on such principal amount from December 1, 2014 (the last interest payment date on the Exchangeable Notes) to, but not including, the date on which OI Group paid the consideration for the Exchangeable Notes.

Payment of the aggregate consideration of $620,142,111.75, which includes accrued interest, was made on the date hereof for the validly tendered and accepted Exchangeable Notes in accordance with the terms of the tender offer. Immediately after giving effect to the purchase of the tendered Exchangeable Notes, $17,873,000 aggregate principal amount of the Exchangeable Notes remains outstanding.

OI Group utilized a portion of the net proceeds from OBGC’s recently completed private offering of $500 million aggregate principal amount of 5.000% Senior Notes due 2022 and $300 million aggregate principal amount of 5.375% Senior Notes due 2025 to fund the tender offer.

This announcement is for informational purposes only and shall not constitute an offer to purchase or a solicitation of an offer to sell the Exchangeable Notes or an offer to sell or a solicitation of an offer to buy OBGC’s 5.000% Senior Notes due 2022 or 5.375% Senior Notes due 2025.

Forward Looking Statements

The information contained in this Item 8.01 contains “forward-looking statements,” as defined by federal securities laws. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has its operations, including uncertainties related to economic and social conditions, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) cost and availability of raw materials, labor, energy and transportation, (6) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (7) consolidation among competitors and customers, (8) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (9) unanticipated expenditures with respect to environmental, safety and health laws, (10) the Company’s ability to further develop its sales, marketing and product development capabilities, and (11) the timing and occurrence of events which are beyond the Company’s control, including any expropriation of its operations, floods and other natural disasters, events related to its asbestos-related claims, and the other risk factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and any subsequently filed Quarterly Report on Form 10-Q. It is not possible to foresee or identify all such factors. Any forward-looking statements in this Item 8.01 is based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. The Company’s forward-looking statements speak only as of the date made. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in the information contained in this Item 8.01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OWENS-ILLINOIS, INC.

Date: December 4, 2014	By:	/s/ Stephen P. Bramlage, Jr.
	Name:	Stephen P. Bramlage, Jr.
	Title:	Senior Vice President and
Chief Financial Officer